Exhibit 10.8

October 22, 2012

Bente Juel Riis, MD

Clinical Trial Leader & Medical Advisor / Clinical Studies

Nordic Bioscience Clinical Development VII A/S

Herlev Hovedgade 207

DK-2730 Herlev, Denmark

Phone: +45 3696 4595

Re:                             Letter of Intent for Clinical Trial Services to be provided by Nordic Bioscience Clinical Development VII A/S (“NB”) to Radius Health, Inc. (“Radius”)

Dear Bente:

Radius and NB are parties to that certain Clinical Trial Services Agreement dated as of the March 29, 2011 (the “CTS Agreement”) and a certain Work Statement NB-1 under the CTS Agreement.  Pursuant to Section 2.1 of the CTS Agreement, we have been negotiating the definitive terms of a certain Work Statement NB-3 under the CTS Agreement for the performance of “An Extension Study to Evaluate Six Months of Standard-of-Care Osteoporosis Management Following Completion of 18 Months of BA058 or Placebo Treatment in Protocol BA058-05-003 (the “Study”). This Letter of Intent (“LOI”) evidences the willingness of Radius to provide funding for NB’s performance of the work described or referred to herein, which work is directed towards the early stages of the Study.

1.                          Radius hereby authorizes NB and NB accepts to commence the following work to facilitate initiation of the Study: (a) assuming the role of legal representative of Radius in all local regulatory interactions; (b) preparing, compiling, translating and submitting the Study regulatory and ethics dossiers to the competent authorities; (c) providing continuing support of submitted documents to ensure their successful and timely approval; (d) identifying and qualifying all proposed Study centers; (e)  prepare any third party vendor qualifications and agreements; and (f) enroll initial study subjects (collectively, the “Activities”).

2.                          Radius will pay NB the sum of euro 806,468 within 3 working days after NB accepts this LOI (the “Initial Payment”).  The USD budget will be paid according to invoices received from Synarc Inc. and other pass through costs will be invoiced monthly.

3.                          The data, results, materials and samples generated by NB in the performance of the Activities and all ideas, inventions and discoveries, whether patentable or not, conceived or reduced to practice by NB as a result of the performance of the Activities, shall be the sole and exclusive property of Radius as provided under Article 6 of the CTS Agreement.  NB shall comply with the provisions of Article 6 of the CTS Agreement in the performance of the Activities.  Except as provided in this Section 3, the transfer of information or materials hereunder shall not constitute any grant, option, or license under any patent or other rights of the providing party.

October 22, 2012

4.                          Each party agrees that it will not without the prior written consent of the other party disclose publicly the terms and conditions of this LOI or the subsequent negotiations between the parties, except to the extent required by law.  The parties agree that the provisions of Article 5 of the CTS Agreement shall apply to the transactions contemplated by this LOI.

5.                          This LOI may be accepted in writing by NB until October 24, 2012 and will terminate if not accepted by 5:00 PM Eastern Standard time on that date.  This LOI if entered into will expire on the earlier of (a) the date of execution of the Definitive Agreement or (b) November 15, 2012 (unless extended by mutual agreement of the parties) unless it is sooner terminated (i) by mutual agreement of the parties at any time; or (ii) by either party based on a breach by the other party under this LOI that is not cured within 10 days following notice of such breach; or (iii) by Radius at any time by giving NB at least 10 days’ prior written notice.

6.                          Upon any expiration or termination of this LOI prior to the payment of the Initial Amount, Radius will pay NB any monies due and owing NB up to the effective date of termination, for Activities actually performed and all authorized expenses actually incurred, as well as for any non-cancellable or non-refundable expenses incurred by NB in the performance of the Activities provided, that under no circumstances will Radius be obligated to make payments in excess of the Initial Payment.  Upon any expiration or termination of this LOI under circumstances where the parties do not enter into the Definitive Agreement, NB will refund to Radius any unused portion of the Initial Payment. Upon expiration of this LOI where the parties enter into the Definitive Agreement, the Initial Payment shall be credited against the initial payment(s) owed by Radius to NB under the Definitive Agreement. Termination or expiration of this LOI shall not relieve either party from any obligation accrued hereunder prior to the date of such termination.

7.                          The parties shall continue good faith negotiations in an effort to reach agreement on the terms and conditions of Work Statement NB-3.  It is understood and agreed that the obligations of the parties to effect the transactions contemplated by this LOI are subject to completion of Work Statement NB-3 on terms satisfactory to the parties. Until such time as Work Statement NB-3 is executed, NB agrees to perform its work in connection with the Activities in accordance with the terms set forth in this LOI and subject to such other reasonable instructions and directions as may be given to it by Radius from time to time.

8.                          Except for the agreements and obligations contained in Sections 2, 3, 4, 6 and 9 hereof, this LOI represents only the parties’ current good faith intention to negotiate and enter into Definitive Documents.  It is not, and is not intended to be, a binding agreement between the parties (except as to Sections 2, 3, 4, 6 and 9), and neither party shall have any liability to the other party if such party fails to execute Definitive Documents for any reason (other than liabilities arising under Sections 2, 3, 4, 6 and 9).

October 22, 2012

9.                          This LOI shall be governed by, and construed in accordance with, the laws (other than the conflicts of laws provisions) of New York.  This LOI and the CTS Agreement represent the entire agreement between the parties with respect to the Study and supercede all prior agreements, understandings and negotiations, both oral and written, between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties (and no party has relied on, any agreement, understanding, representations or warranties) other than those set forth or referred to herein.  This LOI may not be amended, terminated, waived or rescinded except pursuant to a written agreement duly executed by the parties hereto.  This LOI may be signed in counterparts, each of which shall constitute an original but all of which shall constitute one and the same instrument.  This LOI is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.  This LOI shall not be assignable by NB without the prior written consent of Radius, and any purported assignment without such consent shall be void.

10.                   Unless otherwise provided herein, any notice, report, payment or document to be given by one party to another shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is 3 working days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective 1 working day after it is deposited with such courier), or sent by telefax or email (such notice sent by telefax or email to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) to the address set forth above or to such other place as a party may designate as to itself by written notice to the other party.

If you agree to the foregoing, please execute both counterparts of this LOI and return one fully executed counterpart to the undersigned.  The other counterpart is for your records.

Sincerely yours,

/s/ B. Nicholas Harvey
B. Nicholas Harvey
Sr. Vice President and Chief Financial Officer

AGREED AND ACCEPTED

/s/ Bente Juel Riis
Bente Juel Riis, MD
Clinical Trial Leader & Medical Advisor / Clinical Studies
Nordic Bioscience Clinical Development VII A/S